Exhibit 1.2

Registered offices: Curno Bergamo, 25 Via Brembo - Italia
Paid un share capital: Euro 34,727,914.00
E-mail: ir@brembo.it http://www.brembo.com
Bergamo Register of Companies - Tax Code: No. 00222620163

NOTICE OF CALL OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING

The Shareholders are convened to the Extraordinary Shareholders’ Meeting to be held at the Company offices in Viale Europa 4 (Entry Gate 1), 24040 Stezzano (Bergamo), on July 27th 2023 at 9:00 a.m. CEST, in a single call, to resolve on the following

AGENDA

1.
Proposal for the cross-border conversion of Brembo S.p.A. from Italy to the Netherlands, resulting in (i) the adoption of the legal form of a public company with limited liability (naamloze vennootschap) governed by the laws of the Netherlands and the adoption of the name “Brembo N.V.”; and (ii) the transfer of the registered office to Amsterdam (the Netherlands). Related and consequent resolutions, including the adoption of new articles of association in accordance with Dutch law, the reinstatement of the par value of ordinary shares, and a voluntary share capital decrease pursuant to Article 2445 of the Italian Civil Code, without cancellation of shares and without any reimbursement of capital to shareholders, to the extent necessary to reduce the unit par value of Brembo’s ordinary shares from the current Euro 0.104 (zero point one hundred and four) (implied par value) to Euro 0.01 (zero point zero one) and, therefore, for the maximum amount of Euro 31,388,691.50 (thirty-one million three hundred and eighty-eight thousand six hundred and ninety-one point fifty)

Stezzano, June 20th 2023
On behalf of the Board of Directors The Chairman
(Matteo Tiraboschi)

INFORMATION ON THE SHARE CAPITAL AND VOTING RIGHTS
The Company’s share capital of €34,727,914.00 is represented by no. 333,922,250 ordinary shares with no nominal value. Each ordinary share entitles the owner to one vote in ordinary and extraordinary shareholders’ meetings of the Company. As of this date, the Company owns no. 10,035,000 treasury shares representing 3.005% of the share capital, the voting rights of which are suspended pursuant to Article 2357-ter, paragraph 2, of the Italian Civil Code; accordingly, the total number of votes that may be cast at the shareholders’ meeting is related to no. 323,887,250 ordinary shares. However, treasury shares are counted for the purpose of calculating the majorities required for the necessary quorum of the shareholders’ meeting. Pursuant to art. 127-quinquies of Legislative Decree No. 58 of 24th February 1998 (as subsequently amended and extended, “ICLF”), and Art. 6 of the Company By-laws two votes are assigned for each share belonging to the same shareholder for a continuous period of at least twenty-four months from the date of registration in the special list for this purpose specifically established, kept and updated by the Company, as required by the By-Laws (so-called "voting increase"). In light of the increased voting rights accrued as of the date of this notice, the number of shares to which an increased voting right is attached amount to 179,056,465 out of a total of 333,922,250 shares, thus resulting in an overall amount of 358,112,930 voting rights; therefore, the number of votes to be cast is equal to 512,978,715. Information concerning the voting increase are available on the Company’s website (www.brembo.com) under “Investors – For Shareholders – Increased Voting Rights”

RIGHT TO ATTEND THE SHAREHOLDERS’ MEETING AND EXERCISE THE VOTING RIGHT
Pursuant to Article 83-sexies of the ICLF and Article 11 of the By-laws, the legitimate attendance of shareholders’ meetings and the exercise of voting rights are confirmed by a statement to the Issuer from the intermediary participating in the centralized financial instrument management system, in compliance with intermediary accounting records, on behalf of the person with the right to vote, on the basis of the evidence of the accounts relative to the term of the accounting day of the seventh trading day prior to the date established for the meeting in single call (so-called record date, i.e., July 18th 2023); credit and debit entries made on accounts after these terms are not relevant for the purposes of the exercise of voting rights at the shareholders’ meeting. Any person which become shareholders of the Company only following such date shall not be entitled to attend or vote at the Shareholders’ Meeting. The aforementioned statement from the intermediary must reach the Company by the end of the third trading day preceding the scheduled date of the shareholders’ meeting in single call (i.e., no later than July 24th 2023). This is without prejudice to entitlement to attend and/or vote in the event the said statement reaches the Company after the deadline but before the start of the shareholders’ meeting on single call. Please note that the above statement addressed to Brembo is made by the authorised intermediary upon request of the person entitled to vote. The holders of voting rights are required to give instructions to the authorised intermediary who holds the relevant accounts, in order to make the aforementioned statement to the Company. Any cost for the fulfilment of the obligations falling within the competence of the latter is not attributable to the Company.

PROCEDURE FOR HOLDING THE GENERAL SHAREHOLDERS’ MEETING AND PROXY VOTING
The Company has decided to exercise the option provided for in Article 106, paragraph 4, of Decree-Law no. 18 of 17 March 2020 (converted into Law no. 27 of 24 April 2020, amended by Decree-Law No. 228 of 30 December 2021, converted in turn, with amendments, by Law No. 15 of 25 February 2022 and most recently amended by Law No. 14 of 24 February 2023, the “Decree 18/2020”) regarding the procedure for holding the shareholders’ meetings of listed companies and to require that the shareholders’ attendance and exercise of shareholders’ voting rights at the shareholders’ meeting shall take place exclusively through the representative appointed pursuant to Article 135-undecies of the ICLF - i.e. Computershare S.p.A. (the “Designated Representative”) - in accordance with the procedures set out thereunder, with shareholders or their proxy representatives other than the aforementioned Designated Representative prohibited from accessing the location of the meeting. In accordance with the provisions of Art. 106, paragraph 2, of the aforesaid Decree 18/2020, without prejudice to the foregoing, attendance at the shareholders’ meeting by the members of the corporate bodies, the Secretary and/or the Notary Public and the Designated Representative, as well as any other persons authorised to do so by the Chairman of the Board of Directors, may also or exclusively take place by means of video/telecommunication systems that will ensure their identification and participation, in a manner to be determined by the Chairman of the shareholders’ meeting and notified to each of the above parties, in compliance with the applicable regulatory provisions, with no need for the Chairman of the Shareholders’ Meeting, the Secretary or the Notary to be in the same place.

INSTRUCTIONS FOR GRANTING OF PROXY AND VOTING INSTRUCTIONS TO THE EXCLUSIVE DESIGNATED REPRESENTATIVE
Pursuant to Art. 106, paragraph 4, of Decree 18/2020, attendance to the shareholders’ meeting scheduled for July 27th 2023, is permitted solely by granting specific proxy to the Designated Representative, pursuant to art. 135-undecies of the ICLF and art. 11 of the By-laws, identified by the Company in Computershare S.p.A., with its registered office in Milan at Via Lorenzo Mascheroni 19. The proxy for the Designated Representative must contain voting instructions on the draft resolutions on the Agenda and on any further proposed resolutions on items already on the Agenda, formulated by the shareholders pursuant to Art. 126-bis of the ICLF, and is effective solely for draft resolutions in respect of which voting instructions have been granted. The proxy including the voting instructions must be granted solely, and at no charge, by the vote-holder, authorised in the legal form, to Computershare S.p.A., by completing and signing the specific form, which will be made available on the Company’s website (www.brembo.com) section “Investors – For Shareholders – Shareholders’ Meeting” or at the Company’s registered office, to be sent to the email address operations@pecserviziotitoli.it (i) as an electronically reproduced copy (in PDF format), provided that the proxy granter, even if a legal person, uses a certified e-mail account, or otherwise (ii) by using an ordinary e-mail account, the user signs the electronic document using an advanced, qualified or digital electronic signature, or (iii) by using an ordinary e-mail account, with an electronically reproduced copy (in PDF format), provided that the original copy is delivered to the registered office of Computershare S.p.A., Via Lorenzo Mascheroni n. 19 – 20145 Milan, by the end of the second trading day prior to the date scheduled for the Shareholders’ Meeting in single call (i.e., by  July 25th 2023). The proxy and voting instructions will be revocable up to the same deadline mentioned above (i.e., no later than July 25th 2023). No voting procedures by correspondence or by electronic means are in place for the shareholders’ meeting. In addition, pursuant to the abovementioned Decree 18/2020, those who do not intend to adopt the methods of participation described above may grant proxies and/or sub-proxies to the Designated Representative pursuant to Art. 135-novies of the ICLF, by completing and signing the specific form — which will be made available on the Company’s website (www.brembo.com) section “Investors – For Shareholders – Shareholders’ Meeting” or at the Company’s registered office — which, together with the related written voting instructions, must be delivered to Computershare S.p.A. at the address operations@pecserviziotitoli.it, (i) as an electronically reproduced copy (in PDF format), provided that the proxy granter, even if a legal person, uses a certified e-mail account, or otherwise (ii) by using an ordinary e-mail account, the user signs the electronic document using an advanced, qualified or digital electronic signature, or (iii) by using an ordinary e-mail account, with an electronically reproduced copy (in PDF format) provided that the original copy is delivered to the registered office of Computershare S.p.A., Via Lorenzo Mascheroni n. 19 – 20145 Milan, by the end of the trading day prior to the date scheduled for the shareholders’ meeting in single call (i.e., no later than July 26th 2023, at 12.00 a.m. CET).

RIGHTS TO ASK QUESTIONS ON ITEMS ON THE AGENDA
Pursuant to Article 127-ter of the ICLF and Article 10-ter of the By-laws, shareholders may ask questions regarding the items on the Agenda even before the shareholders’ meeting. Questions must be forwarded in writing (together with a statement certifying the right to vote at record date, i.e., July 18th 2023) to the e-mail address ir@brembo.it. All such questions must reach the Company no later than the end of the seventh trading day preceding the scheduled date of the shareholders’ meeting (i.e., July 18th 2023). All questions received before the aforementioned deadline will be answered within the third trading day preceding the scheduled date of the shareholders’ meeting (i.e., no later than July 24th 2023), after assessing that such questions are pertinent and the requesting shareholder is legitimate to vote, by publishing the related answers on the Company’s website (www.brembo.com) section “Investors – For Shareholders – Shareholders’ Meeting”. The Company shall disregard questions not pertinent to the items on the agenda of the shareholders’ meeting.

ADDITIONS TO THE AGENDA AND PRESENTATION OF NEW PROPOSALS FOR RESOLUTIONS
Pursuant to Article 126-bis, paragraph 1, of the ICLF and Article 10-bis of the By-Laws, shareholders who either individually or jointly represent at least 1/40 of the share capital may request, within 10 days from the publication of this notice of call (i.e., by June 30th 2023), additions to the list of items to be discussed, or submit resolution proposals on items already on the agenda, specifying in the request the additional items or resolution proposals. Requests must be submitted in writing, together with a statement certifying the right to vote, by e-mail to the certified e-mail address brembospa@pec.brembo.it, along with a report on the on the matters proposed for discussion, as well as on further proposed resolutions on matters already on the agenda. Any additions to the agenda and/or the submission of additional proposed resolutions on items already on the agenda will be published at least 15 (fifteen) days prior to the date set for the shareholders' meeting (i.e., by July 12th 2023), in the same manner as the publication of this notice of call. Together with the publication of the notice of addition or submission, the report prepared by the requesting Shareholders, along with any evaluations of the Board of Directors, will be made available to the public in the manner set forth in Article 125-ter, paragraph 1, of the ICLF. Pursuant to Article 126-bis, paragraph 3, of the ICLF, additions to the agenda are not permitted for items on which the shareholders’ meeting passes resolutions on a proposal by the directors or on the basis of a draft or a report prepared by them, other than those pursuant to Article 125-ter, paragraph 1, of the ICLF.

Since participation in the shareholders’ meeting is only permitted through the Designated Representative, for the sole purposes of this shareholders’ meeting, those entitled to voting rights may submit proposed resolutions on the items on the Agenda individually to the Company, pursuant to Art. 126-bis, paragraph 1, penultimate sentence, of the ICLF, adequately in advance, and, in any event, by July 12th 2023. The abovementioned proposals, clearly and completely formulated, must be submitted in writing, together with the information enabling identification of those submitting them, and information regarding ownership of the shares (by specific certification by the authorized intermediary) and related voting rights and delivered to the Company by the abovementioned deadline by sending them to the certified e-mail address brembospa@pec.brembo.it. Any such proposals must indicate the item on the Agenda to which they refer, the text of the draft resolution and the applicant’s personal details. In order to enable all shareholders to be informed of the individual proposals submitted and file their voting instructions with the Designated Representative, including with regard to such proposals, the Company shall publish the proposals on its website (www.brembo.com) section “Investors – For Shareholders – Shareholders’ Meeting” by July 13th 2023; for the purposes of publication the Company reserves the right to assess, their relevance with respect to the items on the Agenda, their completeness, their compliance with applicable legislation and the legitimacy of the proponents.

WITHDRAWAL RIGHT
The proposal of resolution referred to in the sole item on the Agenda concerns the cross-border conversion of Brembo, resulting in (i) adoption of the legal form of naamloze vennootschap governed by the laws of the Netherlands and assumption of the name “Brembo N.V.”; and (ii) transfer of the registered office to Amsterdam (Netherlands). If approved, the proposed resolution will entitle the shareholders of the Company who did not participate in the adoption of the relevant resolution to exercise their right of withdrawal, pursuant to Article 2437, paragraph 1, of the Italian Civil Code. Therefore, such shareholders may exercise the withdrawal right within 15 (fifteen) days from the date of registration of the resolution of the shareholders’ meeting with the competent Companies’ Register; such date will be announced by a notice published on Brembo’s website (www. brembo.com) section “Investors - For Shareholders - Corporate Notices” and in at least one national daily newspaper, as well as at the authorised storage mechanism “1info” of Computershare S.p.A. (www.1info.it).

In this regard, it is announced that the unit liquidation value of the ordinary shares of the Company, in relation to which the right of withdrawal should be exercised, is Euro € 13.096. The liquidation value of the Company’s ordinary shares has been determined in accordance with the provisions of Article 2437-ter, paragraph 3, of the Italian Civil Code, making exclusive reference to the arithmetic average of the closing prices of the Company’s ordinary shares during the six months preceding the date of publication of this notice of call.

RELATED DOCUMENTS
All documents related to the shareholders’ meeting - including the explanatory reports on the items on the agenda and the related resolution proposals - are made available for public consultation, within the terms set forth by current regulations, at the Company’s registered office, on Brembo’s website (www.brembo.com), section “Investors – For Shareholders – Shareholders’ Meeting”, as well as on the authorised storage system 1info-storage (www.1info.it). Shareholders and any and all persons and parties holding voting rights are entitled to obtain copies of the documentation filed. This notice is published on the Company’s website (www.brembo.com) section “Investors – For Shareholders – Shareholders’ Meeting”, on the authorised storage system “1infostorage” (www.1info.it), as well as by excerpt, in the daily newspaper “Il Sole24Ore”.

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DISCLAIMER FOR U.S. INVESTORS
The transfer of the Company’s registered office to Amsterdam (the Netherlands) concerns the financial instruments of a foreign company. The transaction is subject to the disclosure obligations of a foreign country which differ from those of the United States.

It may be difficult for you to exercise your rights and any legal claim on the basis of the federal laws of the United States on financial instruments, since the issuer has its registered office in a foreign country and some or all of its executives and directors may be residents in a foreign country. You may not succeed in summonsing to legal proceedings a foreign company or its executives or directors before a foreign court for breach of the laws of the United States on financial instruments. It may be difficult to force a foreign company and its affiliates to comply with a decision issued by a United States court.

You must be aware of the fact that the issuer may purchase financial instruments outside the transaction, such as, for example, on the market or through private purchasers outside the market.

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